Exhibit 4.8

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT, (the “Purchase Agreement”) dated as of December 27, 2007 (the “Effective Date”), is by and among BG Medicine, Inc., a Delaware Corporation (the “Company”), and the persons or entities identified on Schedule A attached hereto (which persons or entities, with any of their successors or assignees, are hereinafter referred to individually as a “Purchaser” and collectively, the “Purchasers”).

RECITALS

A.            The Company has requested that the Purchasers purchase convertible promissory notes, in the form attached hereto as Exhibit A (each a “Note” and collectively, the “Notes”) for the purchase of Capital Stock (as defined below) of the Company for an aggregate purchase price of up to $2,000,000 on the terms and conditions set forth herein.

B.            The purchase price of each Note shall be the principal amount thereof set forth opposite each Purchaser’s name on Schedule A.

C.            The Purchasers have agreed to purchase such notes on the terms and conditions set forth therein.

                NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Purchase Agreement, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I DEFINITIONS

1.01        Defined Terms.

As used in this Purchase Agreement and to the extent not otherwise defined herein, the following terms shall have the following meanings:

“Affiliate”:  with respect to any Purchaser that is partnership, corporation, trust, joint venture, unincorporated organization or other entity, any partnership, corporation, trust, joint venture, unincorporated organization or other entity that is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act and directly or indirectly controls, is controlled by or is under common control with such Purchaser, and the term “control” shall mean, with respect to such Purchaser, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Purchaser, whether through ownership of voting securities, by contract or otherwise.

“Capital Stock”:  (a) as to any Person that is a corporation (i) the authorized shares of such Person’s Capital Stock, including all classes of common, preferred, voting and nonvoting Capital Stock of such Person, (ii) any rights, options or warrants to purchase any Capital Stock (including all classes of common, preferred, voting and nonvoting Capital Stock) of such Person and (iii) securities of any type whatsoever that are, or may become, convertible into or exercisable or exchangeable for, or that carry or may carry rights to subscribe for, any Capital Stock (including all classes of common, preferred, voting and nonvoting Capital Stock) of such Person; and (b) as to any Person that is not a corporation or an individual (i) the ownership interests in such Person (however evidenced), including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person and (ii) any rights, options, warrants or securities of any type whatsoever that are, or may become, convertible into or exercisable or exchangeable for, or that carry or may carry rights to subscribe for, any such ownership interests in such Person.

“Common Stock”:  the Company’s common stock, par value $0.001 per share.

“Liquidation Event”:  the consummation of either (1) the sale or exchange of all or substantially all of the outstanding shares of the capital stock of the Company (whether in connection with a merger or consolidation of the Company, an offer to purchase such shares directed to all or substantially all of the stockholders of the Company, or otherwise), or (2) the sale of all or substantially all of the assets of the Company

“Material Adverse Effect”:  a material adverse effect on (i) the business, operations, property or financial condition of the Company, or (ii) the validity or enforceability of the Purchase Documents or the rights or remedies of the Purchasers hereunder or thereunder.

“New Stock”:  the shares of the Company’s equity securities issued and sold at the closing of the next Qualified Financing.

“New Stock Price”:  the price per share of the New Stock, rounded to the nearest whole cent.

“Person”:  an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Purchase Agreement”:  this Securities Purchase Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Purchase Documents”:  this Purchase Agreement and the Notes.

“Qualified Financing”:  a round of equity financing in a single or a series of related capital raising transactions which raises gross proceeds to the Company of at least Three Million Dollars ($3,000,000) in the aggregate, exclusive of the conversion of the Notes (including without limitation the Company’s Initial Public Offering, as defined in Section 4.05 below).

“Senior Indebtedness”:  all obligations of the Company under the financing facilities with General Electric Capital Corporation and Silicon Valley Bank.

ARTICLE II PURCHASE OF CONVERTIBLE NOTES

2.01        Purchase and Sale of Notes to the Purchasers.

(a)           Subject to and upon the terms and conditions set forth in this Purchase Agreement and in reliance on the representations and warranties set forth or referred to herein, the Company agrees to issue and sell to each Purchaser, and each Purchaser agrees to purchase from the Company, at the Closings referred to in Section 2.02 below, a Note made by the Company in favor of such Purchaser in the principal amount set forth opposite the name of such Purchaser on Schedule A attached hereto under the caption “Principal Amount of Note.”

(b)           The aggregate principal amount of all Notes to be issued and sold by the Company to the Purchasers pursuant to this Section 2.01 shall be up to $2,000,000.  The purchase price payable by each Purchaser for the Note purchased by it pursuant hereto shall be an amount equal to the principal amount of such applicable Note.

2.02        The Closing.

The closing of the sale and purchase of the Notes under this Purchase Agreement shall be made pursuant to one or more closings (each, a “Closing” and the date of a Closing is hereinafter referred to as a “Closing Date”), with the first such closing to be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111 on or about December 27, 2007 at 10:00 a.m. (the “First Closing”) and the second such closing to be held on or about January 9, 2008 at 10:00 a.m. (the “Second Closing”).  At a Closing, subject to the terms and conditions hereof, the Company will deliver to each Purchaser the Notes against payment of the purchase price therefor.  The parties agree that the delivery of this Purchase Agreement and any other documents at a Closing may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.  Any person or entity that purchases any Notes after the Second Closing shall become a party to this Purchase Agreement by executing and delivering to the Company a counterpart signature page hereto.

2.03        Ranking; Allocation of Payments.     The Notes shall rank equally without preference or priority of any kind over one another, and all payments on account of principal and interest with respect to any of the Notes shall be applied ratably and proportionately among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid balances outstanding thereunder.  Notwithstanding anything to the contrary herein, the indebtedness evidenced by the Notes shall be senior in right of payment to all of the Company’s other indebtedness, except the Company’s Senior Indebtedness, as set forth in the Notes.

2.04        Use of Proceeds.  The proceeds of the Notes shall be used by the Company for working capital and general corporate purposes, but shall not be used for the payment of principal on any outstanding Senior Indebtedness of the Company without the prior written consent of the Purchasers holding Notes with at least 75% of the aggregate principal amounts then outstanding under all of the Notes.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties to the Purchasers.

3.01        Incorporation, Good Standing and Qualification of the Company.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization.  The Company has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted or as proposed to be conducted.  The Company is qualified as a foreign corporation and in good standing in the Commonwealth of Massachusetts.  The conduct of the Company’s business and the ownership or lease of its property do not require it to become qualified as a foreign corporation in any other jurisdiction where the failure to be so qualified would have a Material Adverse Effect.

3.02        Corporate Power and Authority; Authorization; Enforceability.  All corporate action on the part of the Company necessary for the authorization of this Purchase Agreement, the Notes and the performance of all obligations of the Company hereunder and thereunder at a Closing has been taken or will be taken prior to the Closing; provided, however, that the Company has not (i) amended its Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) to create any New Stock or (ii) reserved for issuance any shares of the Company’s Common Stock, Series A Preferred Stock or any New Stock issuable pursuant to the terms thereof.  This Purchase Agreement has been, and the Notes will be, when executed and delivered at the Closing, duly executed and delivered by the Company.  This Purchase Agreement constitutes, and the Notes when executed and delivered at the Closing, will constitute valid and binding obligations of the Company enforceable in accordance with their terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) general principles of equity that restrict the availability of equitable remedies.

3.03        No Conflict.  Neither the authorization, execution, delivery and performance of this Purchase Agreement, the consummation of the transactions contemplated hereby, or the sale, issuance and delivery of the Notes or any of the shares of Capital Stock of the Company which may be issued pursuant to the terms of the Notes will conflict with or result in a breach of or default under (or with due notice or lapse of time or both would result in a default under) the Company’s Certificate of Incorporation or by-laws, as amended or any statute, law, rule, regulation, judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority.

3.04        Capitalization.  The authorized and outstanding Capital Stock of the Company is as set forth in the Company’s Registration Statement on Form S-1 (Registration No. 333-145124), as initially filed with the Securities and Exchange Commission on August 3, 2007, as amended (the “Registration Statement”).

3.05        No Broker.  The Company has no contract, arrangement or understanding with any broker, finder, agent, financial advisor or other intermediary with respect to the transactions contemplated by this Purchase Agreement.

ARTICLE IV REPRESENTATION AND WARRANTIES OF THE PURCHASERS

Each Purchaser hereby severally and not jointly represents and warrants to the Company with respect to such Purchaser as follows:

4.01        Authorization.  The execution, delivery and performance by each Purchaser of this Purchase Agreement and the other Purchase Documents to which such Purchaser is a party have been duly authorized by all requisite corporate, partnership or other action on the part of such Purchaser.  This Purchase Agreement and the other Purchase Documents to which such Purchaser is a party have been duly executed and delivered by such Purchaser or on behalf of such Purchaser by a duly authorized representative of such Purchaser and constitute the valid and legally binding obligations of such Purchaser enforceable against such Purchaser in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally and by general equitable principles.

4.02        Investment Purpose; Restrictions.  Each Purchaser is purchasing the Notes for its own account, for investment and not with a view to the distribution thereof, nor with any present intention of distributing the same; and it is the intention of such Purchaser, if the Note is converted into equity securities of the Company, similarly to acquire any securities issued or issuable upon such conversion for such Purchaser’s own account, for investment and not with a view to the distribution thereof.  Such Purchaser understands and acknowledges that the issuance of the Notes and the securities issued or issuable upon conversion or exercise thereof have not been registered under the Securities Act, or applicable state securities laws and that such securities therefore cannot be resold unless they are subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available.  Each Purchaser further represents that it understands and agrees that all certificates evidencing any of the Notes, whether upon initial issuance or upon any permitted transfer thereof, shall bear a legend, prominently stamped or printed thereon, reading substantially as follows:

THE SHARES OF CAPITAL STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (A) A REGISTRATION WITH RESPECT THERETO SHALL BE EFFECTIVE UNDER THE SECURITIES ACT, OR (B) THE ISSUER SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

4.03        Information.  Each Purchaser has been furnished with or has had access to all information it has requested from the Company and has had an opportunity to review the books and records of the Company and to discuss with management of the Company its business and financial affairs and has generally such knowledge and experience in business and financial matters and with respect to investments in securities of privately held development-stage companies so as to enable it to understand and evaluate the risks of such investment and form an investment decision with respect thereto; provided, however, that the foregoing shall in no way affect, diminish, or derogate from the representations and warranties made by the Company hereunder or the right of such Purchaser to rely thereon.

4.04        Accredited Investor.  Each Purchaser is an “accredited investor” within the meaning set forth in Rule 501 under the Securities Act, is capable of evaluating the merits and risks of the transactions contemplated hereunder and is able to bear the economic risks of its investment in the Notes.

4.05        Qualified Institutional Buyer/Large Institutional Accredited Investor.  Each Purchaser is either a “qualified institutional buyer” as defined in Rule 144A(a)(1) under the Securities Act or is an institution with a net worth or assets under management in excess of $100 million; and such Purchaser was neither solicited in connection with the Company’s initial public offering of its Common Stock being registered in the Registration Statement (the “Initial Public Offering”) nor became interested in investing in the Company on account of the Initial Public Offering.

ARTICLE V CONDITIONS

5.01        Conditions to Purchasers’ Obligations at the Closing.  Purchasers’ obligations under Article II of this Purchase Agreement are subject to the satisfaction, at or prior to each respective Closing Date, of the following conditions:

(a)           Representations and Warranties True; Performance of Obligations.  The representations and warranties made by the Company in Article III hereof shall be true and correct in all material respects as of the First Closing;

(b)           Legal Investment.  On each Closing Date, the sale and issuance of the Notes shall be legally permitted by all laws and regulations to which Purchasers and the Company are subject;

(c)           Consents, Permits, and Waivers.  The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Purchase Agreement (except for such as may be properly obtained subsequent to the First Closing); and

(d)           Delivery of the Note.  The Company shall have delivered the appropriate Notes to each Purchaser.

5.02        Conditions to Obligations of the Company.  The Company’s obligation to issue and sell the Notes is subject to the satisfaction, at or prior to each Closing Date, of the following conditions:

(a)           Representations and Warranties True.  The representations and warranties in Article IV made by the Purchasers shall be true and correct as of each Closing Date;

(b)           Legal Investment.  On each Closing Date, the sale and issuance of the Notes shall be legally permitted by all laws and regulations to which Purchasers and the Company are subject;

(c)           Consents, Permits, and Waivers.  The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Purchase Agreement (except for such as may be properly obtained subsequent to the First Closing); and

(d)           Purchase Price Delivery.  The Company shall have received from each Purchaser in immediately available funds the principal amount of such Purchaser’s Note.

ARTICLE VI AFFIRMATIVE COVENANTS OF THE COMPANY

For so long any Notes are outstanding, the Company agrees to the following:

6.01        Payment of Notes.  The Company will punctually pay or cause to be paid the principal of and interest on the Notes at the times and places and in the manner specified in the Notes.

6.02        Reservation of Shares of Capital Stock.  The Company agrees to take any and all corporate action, prior to the issuance of any shares of capital stock upon conversion of the Notes, as is necessary or desirable to authorize, reserve and issue the New Stock, Series A Preferred Stock or Common Stock and any shares of the Company’s Capital Stock issuable upon conversion of such New Stock promptly upon a determination of the terms of such securities, or any shares of the Company’s Capital Stock into which the Notes may be converted.

6.03        Further Assurances.  The Company shall execute any and all further documents, and take all further action which any Purchaser may reasonably request in order to effectuate the transactions contemplated by the Purchase Documents.

ARTICLE VII - Intentionally Omitted

7.01        [Intentionally Omitted.]

ARTICLE VIII EVENTS OF DEFAULT

8.01        Events of Default.  If any of the following events (each, an “Event of Default”) shall occur and be continuing:

(a)           default in the payment when due of any principal or interest under the Note, and such nonpayment shall continue uncured for a period of five business days after written notice by the Purchaser thereof;

(b)           any material breach in the performance or observance of any of the representations or warranties by the Company contained in this Purchase Agreement and the breach continues for a period of thirty (30) days after written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by at least the Purchasers holding Notes with at least 75% of the aggregate principal amounts then outstanding under all of the Notes;

(c)           the institution against the Company or any endorser or guarantor of the Note of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within thirty (30) days of filing; or the institution by the Company or any endorser or guarantor of the Note of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by the Company or any endorser or guarantor of the Note of a composition or an assignment or trust mortgage for the benefit of creditors; or

(d)           the Company’s cessation wholly to carry on its business (other than as a result of the merger or consolidation of the Company with another entity), without the prior written consent of the Purchasers holding Notes with at least 75% of the aggregate principal amounts then outstanding under all of the Notes (such consent not to be unreasonably withheld);

then, and in any such event, each Purchaser may, by notice to the Company, declare the entire unpaid principal amount of such Purchaser’s Note, all interest accrued and unpaid thereon and all other amounts payable under such Note to be forthwith due and payable, whereupon such Note, all such accrued interest and all such amounts shall become and be forthwith due and payable.

ARTICLE IX MISCELLANEOUS

9.01        Amendments and Waivers.  This Purchase Agreement and the Notes may be amended, and any term or provision of this Purchase Agreement and the Notes may be waived (either generally or in a particular instance and either retroactively or prospectively) upon the written consent of the Company and the Purchasers holding Notes with at least 75% of the aggregate principal amounts then outstanding under all of the Notes; provided, however, that the specific terms and provisions of a Note may not be amended or waived in a manner different from any other Note without the written consent of the holder of such Note and the Company.  Any amendment of this Purchase Agreement or the Notes, or waiver of any term or provision of this Purchase Agreement or the Notes effected in accordance with this Purchase Agreement, shall be binding upon each Purchaser under this Purchase Agreement.

9.02        No Shareholder Rights.  Nothing contained in this Purchase Agreement or the Notes shall be construed as conferring upon any Purchaser the right to vote or to consent or to receive notice as a shareholder in respect of meetings of shareholders for the election of directors of the Company or any other matters or any rights whatsoever as a shareholder of the Company and (ii) no dividends shall be payable or accrued in respect of the Notes or the Shares obtainable thereunder, in both cases of (i) and (ii) until, and only to the extent that, the Notes shall have been duly converted into and/or exercised for Shares.

9.03        Successors and Assigns.  This Purchase Agreement may not be assigned, conveyed or transferred without the prior written consent of the Company; provided, however, a Purchaser that is partnership, corporation, trust, joint venture, unincorporated organization or other entity may transfer this Purchase Agreement to an Affiliate without the prior written consent of the Company.  Subject to the foregoing, the rights and obligations of the Company and each Purchaser under this Purchase Agreement shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.  The terms and provisions of this Purchase Agreement are for the sole benefit of the parties hereto and their respective permitted successors and assigns, and are not intended to confer any third-party benefit on any other person.

9.04        Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or, in the case of telecopy notice, when received, or, in the case of a nationally recognized courier service, one business day after delivery to such courier service, addressed as follows in the case of the Company and the Purchasers or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

Company:	BG Medicine, Inc. 610 N Lincoln Street, Waltham, Massachusetts 02451 Attn: President

With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC One Financial Center Boston, Massachusetts 02111 Attn: William T. Whelan, Esq.

Purchasers:	To the addresses set forth on Schedule A

9.05        Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Purchaser, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.06        Payment of Fees, Expenses.  Each of the parties hereto shall bear its own costs and expenses in connection with the transactions contemplated hereunder, except the Company shall pay at the First Closing the reasonable fees and expenses of outside legal counsel, up to an aggregate of $10,000, incurred by the Purchasers in connection with the transactions contemplated hereunder.

9.07        Counterparts.  This Purchase Agreement may be executed by one or more of the parties to this Purchase Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9.08        Severability.  Any provision of this Purchase Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.09        Integration.  This Purchase Agreement and the other Purchase Documents represent the agreement of the Company and the Purchasers with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Purchasers relative to the subject matter hereof not expressly set forth or referred to herein or in the other Purchase Documents.

9.10        Governing Law.  This Purchase Agreement shall be construed and enforced in accordance with and governed by the State of Delaware, without giving effect to the conflicts of law principles thereof.

9.11        Jurisdiction and Service of Process.  Any legal action or proceeding with respect to this Purchase Agreement shall be brought in the courts of the State of Delaware or of the United States of America for the District of Delaware.  By execution and delivery of this Purchase Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 9.04 hereof.

9.12        Right of First Refusal.  Each Purchaser who has a right of first offer, preemptive or other similar right to purchase securities in connection with the offering of securities pursuant to this Purchase Agreement, whether arising under any agreement with the Company or any other legal principle, hereby agrees that the purchase of securities by such Purchaser hereunder is in full satisfaction of any and all such rights.  The terms of any such agreement governing any such right of first offer, preemptive or other similar rights are hereby expressly waived by such Purchaser.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BG Medicine, Inc.

By:	/s/ Pieter Muntendam
Pieter Muntendam, M.D., President

[ADDITIONAL COUNTERPART SIGNATURE PAGES BEGIN ON NEXT PAGE]

COUNTERPART SIGNATURE PAGE

TO SECURITIES PURCHASE AGREEMENT

By execution of this Signature Page, the undersigned Purchaser does hereby become a party to and agrees to be bound by the provisions of the Securities Purchase Agreement, to which this Signature Page is appended, as a “Purchaser” party, a counterpart of which has been furnished to the undersigned, and the undersigned hereby authorizes the Company to append this Signature Page to a counterpart of the Securities Purchase Agreement as evidence thereof.  This Counterpart Signature Page shall take effect and shall become part of the Securities Purchase Agreement immediately upon execution.

FLAGSHIP VENTURES:
APPLIED GENOMIC TECHNOLOGY CAPITAL
FUND, L.P.;
AGTC ADVISORS FUND, L.P.;
Each by its General Partner
AGTC Partners, L.P.
By its General Partner
NewcoGen Group Inc.

By:	/s/ Noubar Afeyan
Name:	Noubar Afeyan
Title:	President

COUNTERPART SIGNATURE PAGE

TO SECURITIES PURCHASE AGREEMENT

By execution of this Signature Page, the undersigned Purchaser does hereby become a party to and agrees to be bound by the provisions of the Securities Purchase Agreement, to which this Signature Page is appended, as a “Purchaser” party, a counterpart of which has been furnished to the undersigned, and the undersigned hereby authorizes the Company to append this Signature Page to a counterpart of the Securities Purchase Agreement as evidence thereof.  This Counterpart Signature Page shall take effect and shall become part of the Securities Purchase Agreement immediately upon execution.

GILDE EUROPE FOOD & AGRIBUSINESS
FUND B.V.

By:	/s/ Pieter van der Meer
Name:	P.H. van der Meer
Title:	Partner

SCHEDULE A

List of Purchasers

Purchasers	Issuance Date of Note	Principal Amount of Note
Applied Genomic Technology Capital Fund, L.P. c/o Flagship Ventures 1 Memorial Drive 7th Floor Cambridge, MA 02140 Attn: Noubar Afeyan	December 27, 2007	$1,320,200

AGTC Advisors Fund, L.P. c/o Flagship Ventures 1 Memorial Drive 7th Floor Cambridge, MA 02140 Attn: Noubar Afeyan	December 27, 2007	$79,800

GILDE EUROPE FOOD & AGRIBUSINESS FUND B.V. Newtonlaan 91 3584 BP, Utrecht The Netherlands Attn: P.H. van der Meer	January , 2008	$600,000

TOTAL		$2,000,000

EXHIBIT A

FORM of CONVERTIBLE PROMISSORY NOTE